[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

Reinsurance Agreement #I614008US-15

This Automatic Self-Administered YRT Reinsurance Agreement

Effective May 1, 2015

(hereinafter referred to as the "Agreement")

is made between

Symetra Life Insurance Company
an Iowa insurance company
(hereinafter referred to as the "Company")

and

Swiss Re Life & Health America Inc.
a Missouri insurance company
(hereinafter referred to as the "Reinsurer")

Article 11
11. 1    Insolvency
Article 12
12.1DAC Tax Election
12.22    Taxes and Expenses
Article 13
13.1Entire Agreement
13.2Inspection of Records
13.3Utmost Good Faith
13.4Confidentiality
13. 5    Compliance with State and Federal Laws
13.6    OFAC Compliance
13. 7    Anti-Money Laundering
13.8    The Foreign Account Tax Compliance Act (FATCA)
Article 14
14. 1    Representations and Warranties
Article 15
15. 1    Business Continuity
Article 16
16.1Duration of Agreement
16.2Severability
16.3Construction
16.4Credit for Reinsurance
16.5Non-Waiver 16. 6    Retrocession
16.77    Governing Law
16.88    Interest
16.9Counterparts
Execution Exhibits
A    Business Covered A-1    Business Guidelines
A-2 Facultative Submissions B Reinsurance Application B-1 Fae Easy Application
CGeneral Terms
C-1Rates and Terms for Classic UL and Symetra UL 2015 C-2    Rates and Terms for Classic Survivorship (JLS)
DThe Company's Retention Limits
EAutomatic Issue and Acceptance Limits F    Reinsurance Reports

Table of Contents
Article 1
1.1General
1.22    Scope of Coverage
Article 2
2. 1    Automatic Reinsurance
2.2    Facultative Reinsurance
Article 3
3.1Automatic Submissions
3.2Facultative Submissions
Article 4
4. 1    Commencement of Automatic Reinsurance Liability
4.2Commencement of Facultative Reinsurance Liability
4.3Conditional Receipt or Temporary Insurance Agreement Liability
Article 5
5.1Premium Accounting
5.2Currency
5.3Non-Payment of Premiums
Article 6
6. 1    Right of Offset
Article 7
7.1Conversions, Exchanges and Replacements
7.2Policy Changes
7.3Reductions
7.4Lapses
7. 5    Reinstatements
7.6    Reinsurance Limits
Article 8
8.1    Retention Limit Change
8. 2    Recapture
Article 9
9.1Claims Notice and Consultation
9.2Claims Payment
9.3Claims Practices
9.4Contested Claims
9.5Claims Expenses
9.6Extra Contractual Obligations
9.77    Misstatement of Age or Sex
Article 10
10.1Errors and Omissions in Administration of Reinsurance
10.2Dispute Resolution
10.3Arbitration
10.4Expedited Dispute Resolution Process

Article 1

1. 1    General

This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Company.

This Agreement will be binding upon the parties hereto and their respective successors and assigns including any rehabilitator, conservator, liquidator or statutory successor of either party. Neither party may effect any novation of this Agreement, without the other party's prior written consent.

Day or days, when used in this Agreement, will mean calendar days unless otherwise specifically indicated.

1.2Scope of Coverage

This Agreement applies to all directly issued insurance policies and supplemental benefits and riders listed in Exhibit A (hereinafter referred to as "policies" or "policy") and issued in a jurisdiction in which the Company is properly licensed. On and after the effective date of this Agreement, the Company will cede and the Reinsurer will accept its share of the benefits specified in Exhibit A in accordance with the terms of this Agreement. The policies accepted by the Reinsurer will be hereinafter referred to as "Reinsured Policies."

The Company may not reinsure the retained amounts specified in Exhibit D on an indemnity basis without the Reinsurer's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Company may reinsure retained amounts to its affiliates without the prior consent of the Reinsurer as described in Exhibit D.

This Agreement does not cover the following unless specified elsewhere:

a)Noncontractual conversions or group conversions; or

b)Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

c)Any conversion of a previously issued policy that had been reinsured with another reinsurer.

Each Reinsured Policy must provide for the maximum periods of suicide and contestability protection permitted by applicable law.

Article 2

2.1Automatic Reinsurance

The Company will automatically cede and the Reinsurer will automatically accept its share of the Company's policies provided that, to the best of the Company's knowledge:

a)The Company has retained on each life the amount set out in Exhibit D according to the age and mortality rating at the time of underwriting; and
b)The total of the new ultimate face amount of reinsurance required, including any contractual increases and the amount already reinsured on that life under this Agreement and all other life agreements between the Reinsurer and the Company, does not exceed the Automatic Acceptance Limits set out in Exhibit E; and
c)The total new ultimate face amount of insurance, including any contractual increases on that life in force with all companies, but excluding 1035 Exchange amounts where a signed absolute assignment form has been obtained, including the Company, does not exceed the In Force Limits set out in Exhibit E; and
d)The application is on a life for which the current or any previous application had not been submitted by the Company on a facultative basis to the Reinsurer or any other reinsurer within the last three years, unless the reason for the previous facultative submission was for exceeding Automatic Acceptance Limits or exceeding In Force Limits and no longer applies or that the medical reason for the original facultative submission no longer exists; and
e)The Policy is not purchased as part of a premium financing program or third party investment program, unless such programs have been approved in writing by the Reinsurer.
For purposes of this Article, "ultimate face amount" will mean, to the best of the Company's knowledge, the projected maximum face amount at the time of underwriting, including any contractual increases, that could be reached based on reasonable assumptions made about the policy.

2.2Facultative Reinsurance

Policies that do not qualify for automatic reinsurance hereunder may be submitted to the Reinsurer on a facultative basis. Additionally, policies that qualify for automatic reinsurance may be submitted to the Reinsurer for facultative consideration. If a policy that qualifies for automatic reinsurance is submitted to the Reinsurer or other automatic reinsurers for consideration, the policy will be treated as if proposed on a facultative basis.

Article 3

3.1Automatic Submissions

The Company will report Reinsured Policies ceded automatically to the Reinsurer according to the terms specified in Exhibit F.

Upon reasonable request, the Company will provide the Reinsurer copies of the application, underwriting papers and other information pertaining to any automatic cession under this Agreement.

3.2Facultative Submissions

Applications for reinsurance on a facultative basis will be made in accordance with Exhibit A-2. Unless the Reinsurer provides written consent to an extension, the Company will have the number of days specified in Exhibit A-2 from the date of the Reinsurer's final offer in which to notify the Reinsurer in writing of its underwriting decision, after which the Reinsurer's offer will expire without further notice or obligation.

The terms of this Agreement will apply to each accepted facultative offer, unless the offer specifies different terms.

Article 4

4. 1    Commencement of Automatic Reinsurance Liability

The Reinsurer's liability for any Reinsured Policy accepted automatically will begin simultaneously with the Company's contractual liability for that policy.

4.2Commencement of Facultative Reinsurance Liability

The Reinsurer's liability for facultative reinsurance will begin simultaneously with the Company's contractual liability if the Company has accepted the Reinsurer' s offer of coverage.

The Reinsurer will have no liability for any application submitted for facultative consideration if the Reinsurer declined facultative coverage or made an offer of coverage that was not accepted by the Company as required by the terms of this Agreement.

4.3Conditional Receipt or Temporary Insurance Agreement Liability

Automatic reinsurance coverage provided by the Reinsurer for the Company's conditional receipt or temporary insurance agreement will begin simultaneously with the Company's contractual liability and is limited to the Reinsurer's share, as shown in Exhibit A, of amounts accepted within the Company's usual cash-with-application procedures for temporary coverage, up to the limits shown in Exhibit E.

For facultative applications submitted to the Reinsurer, the Reinsurer's liability under a conditional receipt or a temporary insurance agreement will begin simultaneously with the Company's contractual liability if the Company has, or would have accepted, the Reinsurer's facultative offer in accordance with Exhibit A-2. The Reinsurer's liability is limited to its share, as shown in Exhibit A, of amounts accepted within the Company's usual cash-with-application procedures for temporary coverage, up to the limits shown in Exhibit E. This provision is also applicable to facultative applications which have not yet been submitted to the Reinsurer but which could reasonably be expected to be submitted based on the Company's normal and customary rules for submitting facultative applications.

If the proposed insured dies prior to the completion of the underwriting process, the Reinsurer will continue underwriting the risk to determine if a facultative offer would have been made on the risk. If so, the Reinsurer will accept liability for the risk, subject to the limits specified in the paragraph above.

Article 5

5.1Premium Accounting

The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C-1 and Exhibit C-2.

The method and requirements for reporting and remitting premiums are specified in Exhibit F.

5.2Currency

All payments due under this Agreement will be made in U.S. Dollars.

5.3Non-Payment of Premiums

The payment of reinsurance premiums is a condition to the liability of the Reinsurer for reinsurance provided by this Agreement. If reinsurance premiums are not paid within sixty (60) calendar days of the due date, the Reinsurer may terminate reinsurance for all Reinsured Policies having reinsurance premiums in arrears. If the Reinsurer elects to terminate any Reinsured Policies after such sixty (60) calendar day period, it will then give the Company at least ninety (90) calendar days' prior written notice of its intention to terminate such reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during such ninety (90) calendar day notice period, are not paid before the end of the notice period, the Reinsurer's obligations for those Reinsured Policies will be limited to obligations relating to events arising on or before the last date for which reinsurance premiums have been paid in full for each Reinsured Policy.

If reinsurance is terminated according to this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) calendar days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance.

The Reinsurer's right to terminate reinsurance will not prejudice its· right to collect premiums and applicable interest as specified in Exhibit C, net of any other payments owed by the Reinsurer to the Company, for the period reinsurance was in force, through and including the ninety (90) calendar day notice period.

The Company may not force termination through the non-payment of reinsurance premiums to avoid the Agreement's requirements or to transfer the Reinsured Policies to another party.

Article 6

6.1    Right of Offset

The Company and the Reinsurer will have the right to offset any undisputed balances, whether on account of premiums, allowances, credits, claims or otherwise due from one party to the other under this Agreement or under any other [REDACTED] agreement between the Company and the Reinsurer.

The rights provided under this Article are in addition to any rights of offset that may exist at common law. The parties' offset rights may be enforced notwithstanding any other provision of this Agreement including, without limitation, the provisions of Article 11.

Article 7

7.1    Conversions, Exchanges and Replacements

If a Reinsured Policy is converted, exchanged or replaced according to its terms, the conversion, exchange or replacement will continue to be reinsured with the Reinsurer, unless such conversion, exchange or replacement is considered new business (as defined below), and the Company will notify the Reinsurer as specified in Exhibit F. If the conversion, exchange or replacement is considered new business, the policy will be ceded as such under the Company's reinsurance agreements open to new business. If the conversion, exchange or replacement is ceded under this Agreement, the amount to be reinsured will be determined on the same basis as used for the original Reinsured Policy (excess of retention or quota share) but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise.

Notwithstanding any provisions to the contrary, reinsurance for eligible conversions, exchanges or replacements under this Agreement will be on a YRT basis using the YRT Rates specified in Exhibit C-1, at the issue age and duration of the original Reinsured Policy unless such policy is considered new business. If the conversion, exchange or replacement is deemed to be new business and ceded under this Agreement, the YRT rates will be based on the newly assessed risk characteristics, with a new issue age and will re-start at duration 1.

Unless the entire policy resulting from a conversion, exchange or replacement is considered new business, any such policy continuing to be reinsured under this Agreement is not limited to the reinsured Plans listed in Exhibit A.

If there is a Policy Change at time of conversion, exchange or replacement, the Reinsured Policy will be reinsured according to the provisions of Article 7.2 Policy Changes.

For purposes of Article 7, new business is defined as those policies on which the Company has obtained complete and current evidence of insurability, full normal commissions are paid, and the suicide and contestable period apply as if newly issued, unless prohibited by law.

7.2Policy Changes

"Policy changes" refers to the variety of actions that may be made to a policy after issue. These actions include, but are not limited to, replacements, changes in plans, a change in the face amount of the policy or the addition of a covered rider. If there is a material change to the reinsurance on a Reinsured Policy, the Company will inform the Reinsurer in the subsequent Changes and Terminations Report specified in Exhibit F.

Except as provided in this Article, whenever a Reinsured Policy is changed and the Company does not consider the change to result in the policy being treaty as new business, the reinsurance will remain in effect with the Reinsurer under this Agreement, whether the change is made before or after any cancellation of this Agreement for new business. The reinsurance rates applicable to the reissued policy will be the Basic Premiums specified in Exhibit C-1 and Exhibit C-2 reflecting the issue age and duration of the original policy. The suicide and contestability periods applicable to the original

Reinsured Policy will apply to the reissued Reinsured Policy and the duration will be measured from the effective date of the original Reinsured Policy.

If the policy change only results in a portion of the policy to be considered as new business by the Company, then such portion of the policy will be considered new business for reinsurance purposes and will be ceded to the Reinsurer as such under the Agreement subject to all new business provisions whether the change is made before or after any cancellation of this Agreement for new business. The reinsurance rates applicable to such portion of the reinsured policy will be the Basic Premiums specified in Exhibit C-1 and Exhibit C-2 reflecting the issue age and duration based on the date of the change on the policy. For clarity, the remaining portion of the policy not affected by the change will continue with the Reinsurer under this Agreement reflecting the issue age and duration of the original policy.

If the policy change results in the entire policy to be considered as new business by the Company, then such changed policy will be ceded as new business under the Company's reinsurance agreements open to new business.

Policy changes to Reinsured Policies will be subject to the Reinsurer' s prior written approval, if:

a)The new ultimate face amount of the policy, including any contractual increases, would be in excess of the Automatic Acceptance Limit in effect at the time of the change, as set out in Exhibit E; or
b)The new ultimate face amount of the policy, including any contractual increases, and the amount already in force in all companies on the same life exceeds the In Force Limits stated in Exhibit E; or
c)The request is for a non-contractual increase and the policy was reinsured on a facultative basis; or

d)The request is for a contractual increase, the policy was reinsured on a facultative basis and the increased amount exceeds the amount included in the facultative offer; or

e)Evidence of insurability is not obtained if required in the Company's underwriting guidelines.

If there is a request for a risk classification change on a reinsured policy, the Policy was initially ceded to the Reinsurer on an automatic basis and that following the consideration of new underwriting evidence, the Company makes a change to the risk classification in accordance with its underwriting guidelines, the same change will be made to the reinsurance coverage. If such change is being made on a facultatively reinsured policy, the change is subject to the Reinsurer's approval. If following the consideration of new underwriting evidence, the Company can place the Policy at a lower mortality rating or better underwriting class than that of the Reinsurer, then the Company will have the right to terminate the reinsurance. However, the Company will provide the Reinsurer an opportunity to quote anew and will use best efforts to maintain the existing reinsurance.

Any such change affecting the reinsurance will be on a point-in-scale basis at the revised risk classification and effective with the date of the change.

Reductions

Unless specified otherwise in this Agreement, if the amount of a Reinsured Policy issued by the Company is reduced and:

a)The amount of reinsurance is on an excess basis, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original Reinsured Policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance will be terminated; or
b)The amount of reinsurance is on a quota share basis, then the amount of reinsurance on that Reinsured Policy will be reduced effective the same date by the same proportion as the reduction under the original Reinsured Policy.

The reduction will first apply to any reinsurance on the Reinsured Policy being reduced and then, if applicable, in chronological order according to policy date ("first in, first out") to any reinsurance on other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If the reinsurance for a Reinsured Policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

A reduction to one of the Company's policies not reinsured hereunder will require that the Company maintain its required retention as specified in Exhibit D of this Agreement.

7.4Lapses

When a policy issued by the Company lapses, the corresponding reinsurance on the Reinsured Policy will be terminated effective the same date. Unless specified otherwise in this Agreement, if a policy fully retained by the Company lapses, the terms of Article 7.3 will apply. Full retention shall be defined as specified in Exhibit D of this Agreement.

If a policy issued by the Company lapses and extended term insurance is elected under the terms of that policy, the corresponding reinsurance on the Reinsured Policy will continue on the same basis as the original Reinsured Policy until the expiry of the extended term period.

If a policy issued by the Company lapses and reduced paid-up insurance is elected under the terms of that policy, the amount of the corresponding reinsurance on the Reinsured Policy will be reduced according to the terms of Article 7.3.

If the Company allows the policy to remain in force under its automatic premium loan regulations, the corresponding reinsurance on the Reinsured Policy will continue unchanged and in force as long as such regulations remain in effect, except as otherwise provided in this Agreement.

7.5Reinstatements

If a policy reinsured on an automatic basis is reinstated according to its terms and the Company's reinstatement rules, or if such a policy is reinsured on a facultative basis and has been terminated status for no more than ninety (90) calendar days, the Reinsurer will, upon notification, automatically reinstate the reinsurance. The Reinsurer's approval is required for the reinstatement of a facultative policy that has been in terminated status for more than ninety (90) calendar days.

To the extent the Reinsured Policy requires payment of premiums in arrears, the Company will pay all reinsurance premiums in arrears on reinstated policies and such premiums will be subject to Exhibit F. If the Company collects interest on premiums in arrears on reinstated policies, then any reinsurance premiums in arrears on such reinstated policies will also be subject to Article 16.8.

7.6Reinsurance Limits

The Company will not submit a policy to the Reinsurer unless the amount of reinsurance on the policy equals or exceeds the Minimum Initial Reinsurance Limit ceded to the Reinsurer as specified in Exhibit C.

If the amount of reinsurance on a Reinsured Policy falls below the Minimum Final Reinsurance Limit ceded to the Reinsurer as specified in Exhibit C, the policy will continue to be reinsured but the amount of reinsurance and the Reinsurance Premium will be zero.

Article 8

8. 1    Retention Limit Change

If the Company changes its retention limit (hereinafter "Retention Limit") and the Company intends to change how new business is reinsured with respect to the retention limits defined in Exhibit D, it will provide the Reinsurer with written notice of the new Retention Limit at least sixty (60) calendar days prior to the effective date. Changes to the Company's Retention Limits in Exhibit D will not affect the Reinsured Policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement, and will not affect the Automatic Acceptance Limits in Exhibit E unless mutually agreed in writing by the Company and the Reinsurer.

If the Company decreases its Retention Limit, no reinsurance may be ceded on an automatic basis until the parties have reviewed and either expressly affirmed or revised the terms specified in Exhibit C-1 and the Automatic Acceptance Limits set out in Exhibit E.

8.2    Recapture

The Company may apply an increase in its Retention Limit to reduce the amount of inforce reinsurance ceded on an automatic basis provided that:

    [REDACTED]

Effective as of the recapture date, the Reinsurer will not be liable for any eligible business which was overlooked. The parties' obligations for any recaptured business will be limited to those relating to events or circumstances arising or occurring before the recapture date, including payment of the termination settlement amount, if any.

Upon recapture, each party will be deemed to be fully and finally released from all obligations under this Agreement with respect to the recaptured business.

Article 9

9.1Claims Notice and Consultation

The Company is responsible for the settlement of claims in accordance with applicable law and policy terms. It is the Company's sole decision to determine whether a claim is payable under the policy. For purposes of this Article, Reinsured Policies include conditional receipts and temporary insurance agreements covered under the terms of this Agreement. It is a condition to the Reinsurer' s obligation to pay a claim that the Company promptly notify the Reinsurer in writing after the Company receives notice of a claim on a Reinsured Policy. The Company will promptly provide the Reinsurer with copies of all claims documents in its possession.

As a condition to the Reinsurer's obligation to pay a claim, before making a claim decision or settlement offer, the Company will seek the Reinsurer's recommendation on such matters to the extent specified in Exhibit C-1 and Exhibit C-2. The Reinsurer will promptly make a recommendation, not to exceed seven (7) business days; failing such, the Company may .settle the claim without further consultation and the Reinsurer will have been deemed to concur with the decision of the Company. The terms of Exhibit C-1 and Exhibit C-2 notwithstanding, the Company may request a recommendation from the Reinsurer on any claim on a Reinsured Policy. The Company will provide the Reinsurer all information, including underwriting files, reasonably requested by the Reinsurer for consideration of any claim on a Reinsured Policy.

The Company, if notified, will notify the Reinsurer of deaths that do not trigger policy benefits.

9.2Claims Payment

The Reinsurer will be liable to the Company for its share of the benefits owed under the express contractual terms of the Reinsured Policies and as specified under the terms of this Agreement. The Reinsurer will not participate in any ex gratia payments made by the Company (i.e., payments the Company is not required to make under the Reinsured Policy terms) that are above and beyond what is contractually obligated, unless otherwise agreed to in writing. The payment of death benefits by the Reinsurer will be in one lump sum regardless of the mode of settlement under the Reinsured Policy. Benefit payments from the Reinsurer will be due within thirty (30) calendar days of the claim satisfying the requirements established under this Agreement. The Reinsurer's share of any interest payable under the terms of a Reinsured Policy or applicable law which is based on the death benefits paid by the Company, will be payable provided that the Reinsurer will not be liable for interest accruing on or after the date of the Company's payment of benefits. The Reinsurer's share will be based upon the same interest rate and days used by the Company to calculate their interest paid.

Upon receipt of the claim satisfying the requirements established in this Agreement, the Reinsurer will promptly make payment to the Company for each such claim. [REDACTED]

For claims on Accelerated Benefit riders or supplementary benefits reinsured under this Agreement, the Reinsurer will pay, at time of acceleration, its proportionate share of the accelerated amount to the Company. Upon death, the Reinsured Net Amount at Risk payable by the Reinsurer to the Company will be reduced by the Reinsurer's portion of the accelerated amount.

For claims on Accelerated Benefit riders or supplementary benefits that are not reinsured under this Agreement, the Reinsurer will pay, at time of death, the Reinsured Net Amount at Risk based on the unaccelerated Death Benefit.

9.3Claims Practices

It is the Company's sole decision to determine whether to investigate, contest, compromise or litigate a claim; however, the Company is responsible for investigating, contesting, compromising or litigating Reinsured Policy claims in accordance with applicable law and policy terms.

The Company acknowledges that it obtains certified death certificates for death claims, and follows industry standard and investigates claims with any of the following criteria:

a)If the claim occurs within the contestable period; or

b)If there is a reasonable question regarding the validity of the insured' s death or the authenticity of the proofs of death; or

c)If the death occurs outside the United States or Canada; or

d)If the insured is missing or presumed dead; or

e)If there is a reasonable suspicion of fraud.

A claim investigation generally includes confirming proof of death, medical records to validate the insured's medical disclosures and, if material, financial condition at the time of Policy application. Investigations may also include obtaining police reports, coroner's reports, financial records, or other information that would be appropriate under the circumstances.

The Company acknowledges that it does defend against claims meeting the following criteria:

f)If a material misrepresentation is found in the Policy application and the policy is within the contestable period; or

g)If fraud is found and there is a legal remedy available; or

h)If there is insufficient proof of death.

9.4Contested Claims

The Company will notify the Reinsurer promptly of its intention to investigate, contest, compromise, or litigate any claim involving a Reinsured Policy (hereinafter a "Contested Claim"). The Company will provide the Reinsurer all relevant information and documents, as such become available, pertaining to Contested Claims and will promptly report any developments during the Reinsurer's review. The Reinsurer will inform the Company in writing of its decision to contest or not contest a claims within fifteen (15) business days of having received all documents on the claim being investigated, contested, compromised or litigated, or earlier if judicially required or required by statute, If the Reinsurer:

a)Does not support the contest of the Claim, the Reinsurer will pay the Company its full share of the reinsurance benefit, and will not share in any subsequent reduction or increase in liability or in any subsequent expenses incurred by the Company. [REDACTED]; or

b)Supports the Company's decision to contest the claim and the Contested Claim results in a reduction or increase in liability, the Reinsurer will share in any reduction or increase in proportion to its share of the risk on the Contested Claim.

If the Reinsurer supports the decision to contest the claim, the Company will promptly advise the Reinsurer of all significant developments, including notice of legal proceedings (including, but not limited to, consumer complaints or actions by governmental authorities) initiated in connection with the Contested Claim.

If the Reinsurer fails to notify the Company in writing of its decision to contest or not contest a claim within fifteen (15) business days of receiving all documents on the claim being contested, or earlier if judicially required or required by statute, the Reinsurer will have been deemed to have agreed with the Company's proposed course of action or inaction.

If the Company returns premiums to the policy owner or beneficiary as a result of rescinding a policy, or if the Company pays a suicide benefit, the Reinsurer will refund net reinsurance premiums received on that policy to the Company.

9.5Claims Expenses

The Reinsurer will pay its share of reasonable investigation and legal expenses incurred in investigating, adjudicating or litigating a claim, except as otherwise provided in this Agreement. The Reinsurer will not be liable for any routine investigative or administrative claim expenses (such as compensation of salaried employees) or for any expenses incurred in connection with conflicting claims of entitlement to Reinsured Policy benefits that the Company admits are payable.

9.6Extra Contractual Obligations

For purposes of this Agreement, "Extra Contractual Obligations" are any obligations or expenses other than contractual obligations incurred by the Company, its affiliates, directors, officers, employees, agents or other representatives and arising under the express written terms and conditions of a policy, including but not limited to, punitive damages, bad faith damages, compensatory damages, and other damages or fines or penalties which may arise from the acts, errors or omissions of the Company or its affiliates, directors, officers, employees, agents or other representatives.

The Reinsurer is not liable for Extra Contractual Obligations associated with a contested claim unless it concurred in writing and in advance with the claim actions which were the basis for the Extra Contractual Obligations. For clarity, if the Reinsurer failed to notify the Company according to the requirements of Article 9.4, the Reinsurer is deemed to have concurred in writing and in advance with the claim actions which were the basis for the Extra Contractual Obligations. In these situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the Reinsurer's assessments would be in proportion to the risk accepted for the Reinsured Policy involved.

The Reinsurer will not be liable for any Extra Contractual Obligations resulting from the Company's failure to implement the agreed upon course of action, such as the filing of timely pleadings or meeting court or statutory deadlines, etc.

9.7    Misstatement of Age or Sex

In the event of a change in the amount payable under a Reinsured Policy due to a misstatement in age or sex, the Reinsurer' s liability will change accordingly as outlined in the Agreement. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and Reinsured Net Amounts at Risk for the correct ages and sex, and the proper adjustment for the difference in reinsurance premiums, without interest, will be made.

Article 10

10. 1    Errors and Omissions in Administration of Reinsurance

Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. Should it not be possible to restore both parties to this position, the parties will endeavor in good faith to promptly resolve the situation in a fair and reasonable manner, and most closely approximates the intent of the parties as evidenced by this Agreement. The Reinsurer will not be responsible for deliberate acts of the Company.

If the Company has failed to cede reinsurance as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Reinsurer may require the Company to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors.

10. 2    Dispute Resolution

As a condition to the parties' right to arbitration under this Agreement, either the Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof. Within fifteen (1 5) business days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within thirty (30) calendar days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional thirty (30) calendar days. If the matter is not resolved within thirty (30) calendar days of the first meeting or the additional thirty (30) calendar day period, if any, then either party may demand arbitration pursuant to Article 10.3. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

10. 3    Arbitration

If the Company and Reinsurer are unable to resolve any dispute arising from this Agreement, including but not limited to the formation or breach thereof, pursuant to
Article 10.2, and if the Company and the Reinsurer do not mutually agree to resolve such a dispute under the expedited process as outlined in Article 10.4, the matter will be referred to arbitration.

The arbitration will be conducted in accordance with the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes, Neutral Panel Version, April 2004 (the "Procedures"), except as modified herein.

The arbitration will be held in a location mutually agreed to by the parties. The arbitration will be conducted before a three person Panel qualified as:

a)Current or former officers of life insurance or reinsurance companies, or

b)Professionals with no less than ten (10) years of experience in or serving the life insurance or reinsurance industries.

The parties may select such candidates from the ARIAS-US Certified Arbitrators List.

The customs and practices of the life insurance and reinsurance industries may be considered by the Panel to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with the terms of this Agreement. The Panel will not have the authority to award punitive or exemplary damages.

The Panel will award the remedy sought by the party seeking relief to the extent the remedy is provided for in this Agreement or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach. Such remedies may include, but will not be limited to, monetary damages, revisions to the terms of the Agreement, including adjustments to premiums or allowances paid or to be paid, or any combination of the foregoing.

The Panel shall issue an order, appropriate for confirmation in a_court of competent jurisdiction, to resolve all matters in dispute. In addition, the Panel shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

The decision of the Panel will be made by majority rule and will be final and binding upon the parties and their respective successors and assigns.

Each party hereby consents to the entry of a judgment confirming or enforcing the award in the United States District Court for the Southern District of New York and/or in any other court of competent jurisdiction.

Within twenty (20) business days after the transmittal of an award, either party, upon notice to the other party, may request the Panel to correct any clerical, typographical, or computational errors in the award. The other party will be given ten (10) business days to respond to the request. The Panel will dispose of the request within twenty (20) business days of its receipt of such request and any response thereto. The Panel will not be empowered to re-determine the merits of any claim already decided.

Each party will:

c)Bear its own fees and expenses in connection with the arbitration, including the fees of any outside counsel and witness fees, and

d)Share equally in the fees for the members of the Panel and the costs of the arbitration, such as hearing rooms, court reporters, etc.

It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

10.4    Expedited Dispute Resolution Process

In lieu of resolving to the arbitration process as described in Article 10.3, the parties may mutually agree to resolve the dispute through an expedited process as set forth in this Article.

Arbitration proceedings under this Article will be commenced as specified in Article 10.3, and shall be subject to the requirements of Article 10.3 to the extent they are not inconsistent with this Article.

The proceedings will be held before a single neutral umpire meeting the qualifications set forth in Article 10.3. If the parties are unable to agree on an umpire within thirty (30) calendar days following commencement of the action, the selection will be made pursuant to the Umpire Selection Procedure of the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org. No ex parte communication will be permitted with the umpire at any time prior to the conclusion of the proceedings.

Within twenty-one (21) calendar days from the date the selection of the umpire is agreed upon, the parties and umpire will conduct an organizational meeting by teleconference to familiarize the umpire with the dispute and to set a timetable for submission of briefs.
There will be no discovery, and the dispute will be submitted on briefs and documentary evidence only, unless otherwise agreed by the parties or ordered by the umpire for good cause.

Within thirty (30) calendar days of submission of briefs by the parties, the umpire will render a written award which will be final and binding on the parties.

Article 11

11 . 1    Insolvency

A party to this Agreement will be deemed "insolvent" when it:

a)Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b)Is adjudicated as bankrupt or insolvent; or

c)Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

d)Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

In the event of the insolvency of the Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its Authorized Representative on the basis of the liability of the Company for benefits under the Reinsured Policies without diminution because of the insolvency of the Company.

The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructure of the Policies that are not otherwise expressly covered by this Agreement. The Company or its Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its Authorized Representative.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

[REDACTED]

In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

Article 12

12.1DAC Tax Election (If applicable to the Company)

The Company and the Reinsurer agree to the election pursuant to Section 1.848-2(9)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (such election being referred to as the "DAC Tax Election"), whereby:

a)The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this
.        Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

b)The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. If requested, the Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation Section 1.848-2(f));

c)This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

The Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848-2(9)(8) has been made.

The Company and the Reinsurer represent and warrant that each is respectively subject to
U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

12.2Taxes and Expenses

No taxes, allowances, or expense will be paid by the Reinsurer to the Company for any Rein.sured Policy, except as specifically referred to in this Agreement.

Article 13

13. 1    Entire Agreement

This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between the Agreement and the Exhibits hereto, the Exhibits hereto will control.

Any change or modification to this Agreement and the Exhibits hereto will be null and void unless made by written amendment and signed by both parties.

13.2Inspection of Records

The Reinsurer or its duly appointed representatives will have access to records of the Company, whether written or electronic, and including system view access, concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours. Assuming the Reinsurer has continued to perform the undisputed portion of its obligations under this Agreement, the Company may not withhold access to information and records on the grounds that the Reinsurer is in breach.

The Reinsurer' s right of access as specified above will survive until 1111 of the Reinsurer' s obligations under this Agreement have terminated or been fully discharged.

13.3Utmost Good Faith

All matters with respect to this Agreement require the utmost good faith of each of the parties.

13.4Confidentiality

The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

a)The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;
b)The information is independently developed by the recipient;
c)The disclosure is required for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing; or
d)The disclosure is required by law.
"Proprietary Information" includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the

Reinsurer and the Company, but shall not include the existence of this Agreement and the identity of the parties. Nothing herein shall preclude either party from using Proprietary Information for ordinary business operations or developing pricing models and actuarial analyses. Additionally, Proprietary Information may be shared by either party on a need-to know basis with its employees, affiliates, third party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.

In addition, the Reinsurer and its representatives and service providers will protect the confidentiality and security of Non-Public Personal Information, as defined below, by:

e)Holding all Non-Public Personal Information in strict confidence;
f)Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;
g)Disclosing and using Non-Public Personal Information received under this Agreement for purposes of carrying out the Reinsurer's obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by law.

"Non-Public Personal Information" is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.
The Company will obtain, as required by law, appropriate consents from its insureds to enable the parties to fully exercise their rights and perform their obligations under this Agreement.

13. 5    Compliance with State and Federal Laws

The parties represent that, to the best of their knowledge, they are in material compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in material non-compliance with any such law or regulation material to this Agreement, the Agreement will remain in effect and the non-compliant Party will, to the extent practicable, remedy the noncompliance as soon as possible and the parties will indemnify each other for any direct loss suffered as a result of the non-compliance.

13. 6    OFAC Compliance

Notwithstanding Article 13.5 above, the parties represent that they are using, and shall use, best efforts to continue to be in compliance with all laws, regulations, judicial and administrative orders applicable to the Reinsured Policies as they pertain to the sanction laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such laws may be amended from time to time (collectively the "Laws").
Neither party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation of the Laws shall promptly notify the other party, and the parties shall cooperate in order to take all necessary corrective actions.

The parties agree that such reinsurance transaction shall be null, void and of no effect from its inception, to the same extent as if the reinsurance transaction had never been entered into. In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

13. 7    Anti-Money Laundering

The Company undertakes to ensure compliance with all applicable anti-money laundering provisions and all relevant regulations and rules promulgated thereunder. The Reinsurer will not be responsible for any fines and/or penalties levied or assessed against the Company by reason of non-compliance with such rules and regulations,

The Reinsurer undertakes to ensure compliance with all applicable anti-money laundering provisions and all relevant regulations and rules promulgated thereunder. The Company will not be responsible for any fines and/or penalties levied or assessed against the Reinsurer by reason of non-compliance with such rules and regulations.

Subject to applicable privacy laws and regulations, should either party receive information that an underlying policy or coverage which is part of the business reinsured under this Agreement may insure or be owned by a person or an entity subject to sanctions under the applicable anti-money laundering law, that party shall promptly provide such information to the other party.

13.8    The Foreign Account Tax Compliance Act (FATCA)

Both the Reinsurer and the Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 - 1474 of the U.S. Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms
W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 1471(b) of the U.S. Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to

FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a thirty percent (30%) US withholding tax imposed on payments of US source income,

Article 14

14. 1    Representations and Warranties

The Company makes no representations and warranties as to the future experience or profitability arising from the Reinsured Policies.

Each party represents and warrants that as of the Effective Date of this Agreement and at the time of executing this Agreement, if later, it is solvent on a statutory basis in all states in which it does business or is licensed.

"Material" or "materially" for purposes of Articles 14 and 15 will mean facts that a prudent reinsurer or insurer would consider as reasonably likely to affect the Reinsurer' s experience under the Agreement. Prior to the execution of this Agreement, the Company has provided to the Reinsurer the Business Guidelines for use in its assessment of the risks covered hereunder. The Company represents and warrants that, to the best of its knowledge:

a)It has disclosed to the Reinsurer all information which is material to the risks being assumed hereunder; and

b)The Business Guidelines were complete and accurate when disclosed; and

c)There has been no material change in the Business Guidelines between the "as of" dates of the information and the date of Agreement execution.

This Article will not terminate or expire until all Reinsured Policies have been discharged or terminated in full.

Article 15

15. 1    Business Continuity

All Reinsured Policies will be issued and administered in accordance with the Business Guidelines. The Company will notify the Reinsurer in writing of any change that materially affects the reinsured business, including changes to the Business Guidelines. The Reinsurer shall be entitled to thirty (30) calendar days following receipt of written notice of any such changes, or a different review period as otherwise negotiated between the parties, to approve or reject such change. If the Reinsurer fails to advise, in writing, at the end of the review period whether it approves or rejects the proposed change, the Reinsurer shall be deemed to have automatically accepted the Policy changes on the basis that Company requested. If the Reinsurer appropriately responds in writing at the end of the thirty (30) calendar days or a different review period, but rejects the proposed changes, the Reinsurer shall have liability with respect to the policy issued pursuant to such changes only if the policy would have been issued and reinsured under the terms of this Agreement in the absence of such change. If such policy is issued, the Reinsurer's liability will correspond to that which exists absent the change. If the Company does not provide the Reinsurer with the appropriate written notice of such material change, the Reinsurer shall have no liability with respect to the policies issued pursuant to such changes.

Outsourcing of underwriting functions, administrative functions or claims administration with respect to the Reinsured Policies will constitute a material change. If the Reinsurer agrees to accept policies affected by the outsourcing, the Company will secure the Reinsurer's right to audit and inspect the party performing such outsourced services.

If Reinsured Policies are issued pursuant to an unapproved material change and that absent the material changes the Reinsured Policies would not have been issued, all payments between the Company and the Reinsurer with respect to the affected Policies shall be refunded, excluding items relating to reserves or interest on reserves. No liability shall remain with the Reinsurer with respect to such Policies.

Article 16

16.1Duration of Agreement

This Agreement is unlimited as to its duration.

The Reinsurer or the Company may terminate this Agreement or any plan listed in Exhibit A with respect to the reinsurance of new business by giving at least ninety (90) calendar days' written notice of termination to the other party or pursuant to Article 15.1 of this Agreement. During the ninety (90) calendar day notification period, the Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement.

The Reinsurer remains liable for all Reinsured Policies in force as of the date of the termination, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement. All provisions of this Agreement will survive its termination to the extent necessary to carry out its purpose.

16.2Severability

Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement to the extent that enforcement of such remaining provisions is consistent with the intent of the parties which is inferred from the provisions of the entire Agreement.

1 6. 3    Construction

This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions.

16.4Credit for Reinsurance

[REDACTED]

16.5Non-Waiver

A waiver by either party of any violation, or the default by the other party in its adherence to any term of this Agreement, will not constitute a waiver of any other or subsequent violation or default. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of the Agreement. The failure of either party to enforce any part of this Agreement will not constitute a waiver of any right to do so.

16. 6    Retrocession

The Reinsurer may reinsure or retrocede any risks or business assumed hereunder.

16. 7    Governing Law

This Agreement shall be governed by the laws of the State of Iowa.

16.8    Interest

Each party reserves the right to charge interest on undisputed overdue balances, pursuant to the terms of this Agreement. If applicable, interest will be calculated according to the terms specified in Exhibit C.

16. 9    Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. When this Agreement has been fully executed by the Company and the Reinsurer, it will become effective as of the Effective Date specified in Exhibit A.

Execution

This Agreement has been made in duplicate and hereby executed by both parties.

Signed for and on behalf of Symetra Life Insurance Company

SYMETRA LIFE INSURANCE COMPANY          Swiss Re Life & Health America Inc.

By: BY:

Exhibit A

Business Covered

Agreement Effective Date:

May 1, 2015. The commencement dates for specific plans are shown below.

Coverage:
The policies on the plans shown below which have policy issue dates falling in the period that begins with the Commencement Date and ends with the Termination Date and that qualify for automatic reinsurance are covered according to the Basis specified below, provided that the policies are issued to citizens of the United States or Canada or legal permanent residents thereof. Policies may be backdated up to six (6) months to save age even if the backdated issue date precedes the Effective Date of this Agreement.
Basis:
[REDACTED] of the excess over the Company's retention as stated in Exhibit D, to the maximum of the Automatic Acceptance Limits stated in Exhibit E, applicable to policies on lives with surnames commencing with the letters A to Z, inclusive.
Company's State of Domicile: Iowa
Plans, Riders and Benefits:
Plan Identification

Exhibit Reference    Commencement for Rates        Date

Termination Date
Classic UL
Classic Survivorship (JLS) Symetra UL 201 5

C-1
C-2
C-1

May 1, 2015
May 1, 2015
August 10, 201 5

Single Life Riders and Benefits
Accelerated Death Benefit Rider (Terminal Illness)
Accelerated Death Benefit Rider (Cognitive Impairment/Limited AOL)
Additional Term Rider
Lapse Protection Benefit Rider (LPB) Premier Rider

Joint Life Riders and Benefits
Policy Split Option Rider (PSO) Estate Preservation Rider (EPR) Lapse Protection Benefit (LPB)

C-1    May 1, 2015

C-2    May 1, 2015

Exhibit A-1

Business Guidelines

The Company affirms that the following have been supplied to the Reinsurer, or will be supplied to the Reinsurer, upon request, within five (5) business days, and are in use as of the effective date of this Agreement:

1.Policy Form(s)
Classic contract with all riders.pdf

2.Policy Application Form(s)

3.Supplemental Benefit and Rider Form(s) Riders and Benefits v5.doc

4.Premium Rates

5.Underwriting Requirements Grid (medical and non-medical) LU- 958 -914 - FINAL.PDF
6.Underwriting Guidelines/Rules
LU- 958BGA- 914-D12R.PDF
7.Preferred Underwriting Criteria or Rules LU-958 914 FINAL.PDF

8.Conversion Rules

The Company affirms that the following Underwriting Manual is in use as of the effective date of this Agreement:

Swiss Re Life Guide

Exhibit A-2

Facultative Submissions

The Company may submit on a facultative basis to the Reinsurer any application for a policy which meets the conditions outlined in Article 2.2 by sending to the Reinsurer an Application for Reinsurance, a sample of which is included as Exhibit B. The Application for Reinsurance will include copies of all underwriting evidence that is available for risk assessment, including copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and other papers bearing on the insurability of the risk as requested by the Reinsurer. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the Company of its underwriting decision. The Reinsurer's facultative offer will expire at the end of one hundred and twenty (120) calendar days, unless otherwise specified by the Reinsurer. If the Company accepts the Reinsurer's offer and the policy is placed in force in accordance with the Business Guidelines provided to the Reinsurer, the Company will duly notify the Reinsurer according to the New Business Report specified in Exhibit F. The Reinsurer's share of liability for such policy will commence at the time specified in Article 4. 2 of the Agreement.

If any risk is submitted to more than one reinsurer for consideration, the Company's rules for placement of facultative cases will apply.

FacEasy Submissions

The Reinsurer may, at its option, permit the Company to apply for facultative reinsurance by using the FacEasy method of submission. Only policies with face amounts of $2,500,000 or less and on proposed insureds aged 75 or less may be submitted as FacEasy submissions.

If this option is made available to the Company by the Reinsurer, the Company may apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Reinsurance, a sample of which is included as Exhibit B-1. Unless specified elsewhere in the Agreement, only those documents relevant to issues prompting facultative submission will be provided to the Reinsurer, and all other documents will be considered reviewed and approved by the Company. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the Company of its underwriting decision. The Reinsurer's facultative offer will expire at the end of one hundred and twenty (120) calendar days, unless otherwise specified by the Reinsurer. If the Company accepts the Reinsurer's offer and the policy is placed in force in accordance with the Business Guidelines provided to the Reinsurer, the Company will duly notify the Reinsurer according to the New Business Report specified in Exhibit F. The Reinsurer' s share of liability for such policy will commence at the time specified in Article 4.2 of the Agreement.

If any risk is submitted to more than one reinsurer for consideration, the Company's rules for placement of facultative cases will apply.

Exhibit B

Reinsurance Application
From: Company Name
Company Name

Last    First    Middle    Date of Birth    Age    Sex
Applicant's Name
Social Security Number
Plan    L------------------ Preferred    Smoker    Nonsmoker    Reunderwriting
Curr    Residence For Premium Tax    Policy Number    Policy Date    Preliminary Term From

Type of Application
Facultative    Automatic    Placement Date    Self Administered (Bulk)    Terms YRT    Coinsurance

Decrement

Cash Values    Reserves

Age Basis

Retention Code    Full    Reduced    Nil

Reinsurance Amounts    Basic Coverage

Additional Coverage

Waiver Premium Benefit

Accidental Death Benefit

Other Benefits
Previous Insurance In force Of Which We Retained - Insurance Now Applied For - Of Which We Retain - Reinsurance This Cession - Extra Premium
Rating If Substandard -

Coinsurance Premium -

*For YRT cases state Gross Premiums    WP
and Expiry Ages for benefits

AD    Other

Amount of Premium to be Waived

Annual Decrement for Amount at Risk

Additional Information or Remarks

Exhibit B-1
FacEasy Application

Exhibit C

General Terms

1.Premium Tax:

The Reinsurer will not reimburse the Company for premium taxes.

2.Dividend Payments:

The Reinsurer will not reimburse the Company for dividends paid to policyholders.

3.Policy Loans: The Reinsurer will not participate in policy loans or other forms of indebtedness as respects the Reinsured Policies.

4.Cash Surrender Values:

The Reinsurer will not reimburse the Company for cash surrender values paid to the policyholder.

5.Reinsurance Limits:

Minimum Initial Reinsurance Limit ceded to the Reinsurer: $0
Minimum Final Reinsurance Limit ceded to the Reinsurer:    $0

Minimum Initial Facultative Reinsurance Limit:    $500,000

6.Interest Calculation on Late Payments: Interest will accrue on late payments overdue for more than sixty (60) calendar days after they are due. Such interest will accrue from the due date at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date.

Exhibit C-1

Rates and Terms for Classic UL and Symetra UL 2015

[REDACTED]

Exhibit C-2

Rates and Terms for Classic Survivorship (JLS)
[REDACTED]

Exhibit D

The Company's Retention Limits

Life:

The Company will retain its Maximum Corporate Retention Limit, as stated below.

    [REDACTED]

Joint Life Retention: Retention for joint life is determined as the sum of two individual lives retention.

For policies with the Estate Preservation Rider (EPR) attached, the Company will calculate its applicable retention as a percentage of the total face amount provided by the base policy plus the EPR. The Company will then fill its retention by applying this percentage to each of the base policy and EPR.

It is understood that the amount retained by the Company includes its retention under any in force policies without the benefit of other reinsurance - except that amounts within such retention that are ceded to an affiliate of the Company shall be deemed to be retained by the Company. Any such retained amounts by the affiliated company should be accounted for net of reinsurance with non-affiliated companies. It is further understood that any such reinsurance with an affiliate of the Company will not, in itself, adversely impact the experience of the business reinsured under this Agreement.

The Ceding Company's Retention on the policy will remain constant. Any change in the Policy Net Amount at Risk due to changes in the policy's cash value or account value will be allocated to the Reinsured Net Amount At Risk.

[REDACTED]

Exhibit E

Automatic Issue and Acceptance Limits

The total Automatic Issue Amounts available to the Company on a per life basis, including amounts retained by the Company and all automatic reinsurance and includes any additional coverage provided by the Estate Preservation Rider (EPR), will be as follows:

[REDACTED]

For Joint Life: The definition of acceptance limits must be met for both lives, however the acceptance limit will be driven by the amount available based on the insured with the highest Automatic Issue Amount.

Each life is underwritten for one half of the face amount and EPR amount, if applicable, with respect to the amount based on routine requirements. Only Death Benefit Option A is available on Survivorship policies.

    [REDACTED]

The Reinsurer will automatically accept [REDACTED] of the excess over the Company's Retention, as specified in Exhibit D. If the Company is already on the risk for its retention or a portion of its retention under a previously issued policy or policies, the Reinsurer will automatically accept up to the [REDACTED] (or a proportionate basis based on the Company's previously retained amount) of the total Automatic Issue Amount (up to [REDACTED] or the maximum at a given age or rate as specified above) for newly issued policies provided the Company has complied with the Business Guidelines that would have applied if the new policy had been fully retained by the Company. No reinsurance will be ceded on an automatic basis when the age or rate designates "Company retention only".

[REDACTED]

Exhibit E

In Force Limits:

In force and applied for on any one life:

    [REDACTED]

For survivorship policies, the In Force Limit is based on:

•[REDACTED]

[REDACTED]

Conditional Receipt or Temporary Insurance Agreement Liability

The amount of coverage provided by the Reinsurer under a Conditional Receipt (or Interim Receipt) or Temporary Insurance Agreement will not exceed the lesser of:

1.The Reinsurer's share, as stated in Exhibit A, of [REDACTED]; or

2.The Reinsurer's Automatic Acceptance Limits; or

3.The Reinsurer's share of the difference between the amount of insurance provided by the Conditional Receipt (or Interim Receipt) or Temporary Insurance Agreement and the amount retained by the Company. The amount retained by the Company is outlined in Exhibit D.

Exhibit F

Reinsurance Reports

The Company acknowledges that timely and correct compliance with the reporting requirements of this Agreement are a material element of the Company's responsibilities hereunder and an important basis of the Reinsurer' s ability to reinsure the risks hereunder. Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.

Remittance The Company will self-administer reinsurance transactions. Reinsurance premiums are payable as specified in the Premium Mode provision of Exhibit C-1 and Exhibit C-2. During each accounting period, as defined below, the Company will report to the Reinsurer all first year and renewal premiums which became due during the previous accounting period. Reporting of business transactions should begin within ninety (90) calendar days of the latter of either the effective date of the Agreement or the execution of the Agreement, including policies with zero first year premium. Any adjustments made necessary by changes in reinsurance effective during a previous accounting period will also be reported.

The Company will take credit, without interest, for any unearned premiums arising due to reductions, cancellations, risk classification changes or death claims. The unearned premiums refunded will be net of allowances and policy fees.

The Company will pay the balance of net reinsurance premiums in arrears due under a reinstated Reinsured Policy.

If a net balance is due to the Reinsurer, the Company will forward a remittance and the report detailing the amount due. If the net balance is due to the Company, the Reinsurer will forward a remittance in settlement within thirty (30) calendar days of receipt of the report.

Report Requirements:

The Company will send to the Reinsurer the following reports electronically, by the times indicated below:

Report                    Accounting Period            Due Date
1.    New Business        Monthly            30th Calendar Day after month end
(New issues only- first time policy
reported to the Reinsurer)

2.    Renewal Business         Monthly
(Policies with renewal dates within                 30th Calendar Day after month end
Accounting Period)
3.    Changes & Terminations    Monthly            30th calendar day after month end
(including conversions, replacements reinstatements,
increases, decreases, recaptures, lapses, claims, etc.)

Exhibit F

4.    lnforce List                 Quarterly            30th day after quarter end
{Listing of each policy in force)

5.    Statutory Reserves            Quarterly            30th day after quarter end
(See Exhibit F-1 for Sample
Summary Reporting Form, Section II)

6.    Policy Exhibit                Monthly        30th calendar day after month end
(only required for Paper Reporting)
(See Exhibit F-1 for Sample
Summary Reporting Form, Section Ill)
7.    Valuation Reserve Certification    Annually        October 31st
(See Exhibit F-2 for Sample)

8.    Tax Reserve Certification        Annually        June 1st
(See Exhibit F-3 for Sample)

Minimum Data Requirements for Electronic Administration:
Policy record details for new business, renewal business and changes and terminations (Reports
#1, 2 and 3 in Report Requirements, above) may be reported as separate reports or combined into one report, hereinafter referred to as the Billings and Transactions Report. Nonetheless, the data elements specified below, or in substantial compliance with, for the Billings and Transactions Report must be provided for each reported record.

Billings and Transactions Report:

General
1 . Reporting Period Dates	Specifies the beginning and ending date of the reporting period represented on the statement file.
Insured Data
2. Last Name	Represents the surname or family name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components
. 3. First Name	Represents the given name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components.
4. Middle Name or Middle Initial (if available)	Represents the middle name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components.

Exhibit F

5. Date of Birth	Specifies the date on which the insured was born; this field must be provided on each insured on a joint policy.
6. Tobacco Use Code	Indicates whether the insured is a smoker or user of tobacco products.
7. Rating	Indicates whether the insured is standard, substandard, or uninsurable.
8. Residence	State, province, or other geographical code that indicates where the insured resides.
9. Insured Sequence Number	Specifies the number assigned by the ceding company to delineate one insured from another on a policy with multiple insureds.
Coverage Data
10. Reinsurance Method	Indicates whether the policy is being ceded on an automatic or facultative basis.
11. Policy Number	Specifies the number assigned by the ceding company to the policy record.
12. Coverage Sequence Number	Specifies the number assigned by the ceding company to delineate one coverage or benefit from another on a policy with multiple coverages or benefits.
13. Issue Date	The date the policy or benefit was issued.
14. Reinsurance Effective Date (if different than issue date)
Specifies the date upon which the reinsurance coverage goes into effect, if it goes into effect on a date other than the issue date. Can also be used to specify the original Policy Issue Date on a contractual policy conversion.

1 5. Plan Code	Specifies the plan of insurance being provided to the insured; there must be a separate plan code for each coverage.
16. Joint Life Indicator	Indicates that the coverage is a joint coverage and that multiple lives are involved with the coverage.
17. Preferred Risk Class
Indicates the level of classification between the
preferred and standard categories; there may be more than one level of the preferred classification available, and this will indicate the specific level for this policy.

18. Mortality Rating	Specifies the exact rating assigned to the policy; premium rates will be based on this rating; this rating is generally expressed as a percentage.
19. Flat Extra Rate	Specifies a flat rate per thousand to be charged on the policy.
20. Flat Extra Duration	Specifies the number of years that the flat extra rating will be charged.
21. Direct Face Amount	Specifies the face amount of the benefit issued to the insured before the purchase of any reinsurance.

Exhibit F

22. Reinsured Face Amount	Specifies the face amount of the reinsurance purchased.
23. Reinsured Net Amount at Risk	Specifies the reinsured net amount at risk for the current year's reinsurance benefits.
24. Death Benefit Option	Specifies t e option used to calculate the policy net amount at risk on Universal Life products, only.
25. Issue Age	From date of issue, the age at which premiums will be charged when the case does not use a rated age.
26. Rated Age	From the date of issue, the age at which premiums will be charged when the age is increased for substandard reasons, or when the age is an equivalent age for joint products.
2 7. Transaction Code	Indicates the specific action that has occurred to cause a policy to appear on the billing or transaction report, such as New Business, Renewal, Lapse, Death etc.
28. Transaction Effective Date	Specifies the date on which the transaction is applied to the insured's policy.
29. Standard Premium	The reinsurance premium to be paid for the reinsured benefit; this must be specified for each benefit provided on a policy record.
30. Substandard Premium
In the event that a mortality rating has been assigned, this is the substandard portion of the reinsurance premium to be paid for the reinsured benefit; this must be specified for each benefit provided on a policy record.

31. Flat Extra Premium	The reinsurance premium to be paid the reinsurer for any flat extra premiums assigned to the policy.
32. Fees	Any additional fees to be charged, such as policy fees
33. Standard Allowance	The allowance to be taken for the reinsured benefit; this must be specified for each benefit provided on a policy record.
34. Substandard Allowance
In the event that a mortality rating has been assigned, this is the portion of the allowance to be taken for the substandard reinsurance premium; this must be specified for each benefit provided on a policy record.

35. Flat Extra Allowance
In the event a flat extra rating has been assigned to the policy, this is the portion of the allowance to be taken on the flat extra reinsurance premium; this must be specified for each flat extra reinsurance premium provided on a policy record.

36. Fee Allowance	The allowance to be taken for any fees paid on the record.

Exhibit F

lnforce List:

As required, a complete listing of all policy records considered to be in force under this Agreement must also be provided to the Reinsurer (Report #4 in Report Requirements, above). Each record on the lnforce List must contain data elements 1-26, as specified in the above listing of data requirements.

Reporting System: The system used by the Company to administer its reinsurance is: TAI

The Company will endeavor to inform the Reinsurer at least one reporting period in advance of any change in the reporting format or data prior to its use in reports to the Reinsurer. The Company will provide the Reinsurer with a test file containing such a change prior to its implementation in the production of reports. The Company will not provide Reinsurer with a test file if the change to the file format is due to a change in T Al base system file format.

Notification of Acceptance of Facultative Offer: The Company will promptly advise the Reinsurer of its acceptance of the Reinsurer's underwriting decision pertaining to facultative business by sending notice to the Reinsurer on the next New Business Report, providing the full details of the facultative new business.

Additional Information: Upon reasonable request, the Company will promptly provide the Reinsurer with any additional information related to the Reinsured Policies and which the Reinsurer requires in order to complete its financial statements.

Swiss Re Life & Health America Inc.
SELF ADMINISTERED REINSURANCE SUMMARY REPORTING FORM

Ceding Company    _

Treaty/Account#    _
Coin    YRT    Mod Co    Other
Rcinsurer    _

Period Experience is for    _
Interest Sensitive: Ycs    No
Reinsurance Premium Mode:    Monthly     Reinsurance Reporting Mode:    Monthly
Contact                 Date            Phone

Exhibit F-1

Exhibit F-2

Valuation Reserve for Self-Administered Business Ceded to Swiss Re Life &
Health America Inc. from Symetra Life Insurance Company

In force and Reserves at Plan:                 200x:

Type: SM/NSM/AGGR/TOTAL
In force Reinsured Amount:

In force Number of Reinsured Policies:-----
Valuation Reserve as at                    200x:

Type            Reserve Amount($)            Reserve Basis (Table, interest rate and method)

Active Life Reserve Unearned Premium Reserve Disabled Life Reserve
Liability for Incurred But Not Reported Claims (IBNR) Liability for Due and Unpaid Claims
Liability for claims in Course of Settlement Other** (specify)
Total

* *If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown. *
Name:
Signature:
Actuarial Designation:
Title:
Date:

* Required only for Year End Valuation Reserves.

Exhibit F-3

Tax Reserve Certification for Self-Administered Business Ceded to Swiss Re Life & Health America Inc. from Symetra Life Insurance Company

In force and Reserves at December 31, 200x:

Plan:    Type: SM/NSM/AGGR/TOTAL

In force Reinsured Amount:

In force Number of Reinsured Policies:-----
Tax Reserve as at December 31, 200x:

Type

Reserve Amount($)

Reserve Basis (Table, interest rate and method)

Active Life Reserve Unearned Premium Reserve Disabled Life Reserve
Liability for Incurred But Not Reported Claims (IBNR) Liability for Due and Unpaid Claims
Liability for Claims in Course of Settlement Other*• (specify)
Total

••If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown.
Name:
Signature:
Actuarial Designation:
Title:
Date: